As filed with the Securities and Exchange Commission on November ___, 1997 Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                                RICH COAST INC.
            (Exact name of Registrant as specified in its charter)


             Delaware                                 91-1835978
  (State or other jurisdiction                       (IRS Employer
of incorporation or organization)                     I.D. Number)


                               10200 Ford Road
                             Dearborn, MI 48126
         (Address of Principal Executive Offices, Including Zip Code)


          RICH COAST RESOURCES INC. 1995 INCENTIVE COMPENSATION PLAN
                          (Full title of the plan)

                               James P. Fagan
                               10200 Ford Road
                             Dearborn, MI 48126
                               (313) 582-8866
          (Name, address and telephone number of agent for service)

                       CALCULATION OF REGISTRATION FEE

 Title of securities  Amount to            Proposed          Proposed maximum    Amount of
 to be registered     be registered        maximum offering  aggregate offering  registration fee
                                           price per unit    price
 Common Stock         1,000,000 shares<F1> $0.22<F2>         $220,000            $100

<F1>  There are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.
<F2>  Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices ($0.22) reported by NASDAQ on December 1, 1997 (a day within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

                                  PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.       Plan Information.

The required Plan Information is included in documents being maintained and delivered by the Registrant as required by Rule 428 of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.       Registrant Information and Employee Plan Annual Information.

The Registrant shall provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address listing the title or department and telephone number to which the request is to be directed.

                                 PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

a. Registrant's Annual Report on Form 10-K for the most recent fiscal year end;

b. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Registrant's most recent fiscal year; and

c. The description of the Common Stock contained in the Form 8-K filed December 3, 1997 which amends the description of Common Stock contained in the Registrant's Registration Statement on Form 20-F filed under the Exchange Act, SEC File No. 0-15859.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.   Description of Securities.

No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.


The Delaware General Corporation Law and the Certificate of Incorporation of the Registrant generally provide that Registrant shall indemnify a Director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the Director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action to which the Director is a party by reason of his having been a Director, provided that the Director was acting in good faith. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to Directors, officers or controlling persons, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as a part of this
Registration Statement, which Exhibits are incorporated herein.
 Exhibit
 Number             Description

 4.1                Certificate of Incorporation.<F1>

 4.2                Bylaws.<F2>

 4.3                Specimen form of the Company's Stock Certificate.

 4.4 Rich Coast Inc. 1995 Incentive Compensation Plan, as amended.<F3>

 5.1 Opinion of Key & Mehringer, P.C. as to the legality of the securities registered hereby. Filed herewith.

 23.1               Consent of Key & Mehringer, P.C.  See Exhibit 5.1.

 23.2 Consent of Smythe Ratcliffe. Chartered Accounts. Filed herewith.

<F1>
Incorporated by reference from Exhibit 3.1 to the Registrant's Amendment
No. 1 to Form S-4 Registration Statement, File No. 333-6099, filed on August 6, 1996.
<F2>
Incorporated by reference from Exhibit 3.2 to the Registrant's Amendment
No. 1 to Form S-4 Registration Statement, File No. 333-6099, filed on August 6, 1996.
<F3>
Incorporated by reference from Exhibit 99.3 to the Registrant's
Amendment No. 1 to Form S-4 Registration Statement, File No. 333-6099, filed on August 6, 1996.

Item 9.   Undertakings.
The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in an amendment by those paragraphs is included in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dearborn, Michigan, on November 11, 1997.

RICH COAST INC., Registrant


By /s/ James P. Fagan
   James P. Fagan, President

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.
 Signature                   Title                                 Date

 /s/ James P. Fagan          President, Chief Executive Officer,   November 11, 1997
 James P. Fagan              and Director


 /s/ Robert W. Truxell       Director                              November 11, 1997
 Robert W. Truxell


 /s/ Michael Grujicich       Chief Financial Officer and           November 11, 1997
 Michael Grujicich           Principal Accounting Officer


 /s/ Thornton J. Donaldson   Director                              November 11, 1997
 Thornton J. Donaldson


 /s/ George P.  Nassos       Director                              November 11, 1997
 George P.  Nassos


 /s/ Geoffrey Hornby         Director                              November 11, 1997
 Geoffrey Hornby

                               EXHIBIT 5.1
                           OPINION OF COUNSEL

                            November 17, 1997

The Board of Directors
Rich Coast Inc.
10200 Ford Road
Dearborn, MI 48126

Re:   Form S-8 Registration Statement
      Opinion of Counsel

Dear Sirs:

      As securities counsel for Rich Coast Inc. (the "Company") a Delaware corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws, as amended, of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

      We have also, as such counsel, examined the Registration Statement on Form S-8, File No. 333-_______(the "Registration Statement") to be filed with the Commission on or about November 25, 1997 covering up to 1,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), which may be issued under the Company's 1995 Incentive Compensation Plan (the "Plan"), as more particularly described in the Registration Statement.

      Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

      (1) The shares of Common Stock reserved for issuance as Bonus Shares under the 1995 Incentive Compensation Plan have been duly authorized, and upon issuance will constitute validly issued, fully paid and non-assessable shares of Common Stock; and

      (2) The shares of Common Stock reserved for issuance upon the exercise of Options granted under the Plan have been duly authorized and, upon exercise of Options and payment of the exercise price stated in the Options, will constitute validly issued, fully paid and non-assessable shares of Common Stock

      This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and diclaim any, obligation to advise you of any change in any matters set forth herein. This option is furnished to you solely in connection with the transactions referred to herein, and may not be relied on by any other person, firm or entity without our prior written consent.

      We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit therto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securitites Act of 1993 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,

                                               /s/ KEY & MEHRINGER, PC

                               EXHIBIT 23.2


To the Board of Directors
   of Rich Coast Inc.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Form S-8 Registration Station (file No. 333-_________) of Rich Coast Inc., to be filed on or about November 14, 1997, of our report dated July 11, 1997, which is contained in the Rich Coast Inc., Form 10-KSB for the fiscal year ended
April 30, 1997.


Smythe Ratcliffe

Chartered Accountants

Vancouver, B.C.
November 12, 1997